UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005 (January 21, 2005)

TRAFFIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27046	22-3322277
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Blue Hill Plaza, Pearl River, New York		10965
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 620-1212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As described in more detail below we entered into an Asset Acquisition Agreement dated as of January 21, 2005 among Traffix, Inc., Hot Rocket Acquisition Corp., Hot Rocket Marketing Inc. (“Hot Rocket”) and Mark Colacioppo (the “Agreement”) to acquire the assets and certain of the liabilities of Hot Rocket, other than Hot Rocket’s cash and receivables.

Item 2.01.  Completion of Acquisition or disposition of Assets.

We, through our wholly-owned subsidiary, Hot Rocket Acquisition Corp., acquired  the assets, other than cash and receivables, and certain of the liabilities of Hot Rocket, a privately-held on-line media and marketing agency, effective as of January 21, 2005 pursuant to the terms of the Agreement.

The purchase price was approximately $3.532 million, comprised of $0.7 million in shares of our common stock (or 113,821 shares) and $2.832 million in cash. In addition, we agreed to pay Hot Rocket a contingent purchase price of up to $12.5 million if Hot Rocket generates an aggregate of $27 million in EBITDA (as quantified in the Agreement) over the four year period following the closing.  The contingent purchase price is payable in semi-annual and annual installments pursuant to a formula based on the satisfaction of certain graduating EBITDA targets.  We may pay, at our option (subject to certain conditions and limitations), up to 50% of  the contingent purchase price installments that may become payable, in our stock with the share price to be determined on or about the date of its issuance.

We also entered into a five-year employment contract with Mark Colacioppo, the sole shareholder of Hot Rocket.

In connection with the transaction, we have granted Hot Rocket, and Mr. Colacioppo to the extent he becomes a transferee of the shares, certain piggy-back and demand registration rights for the shares issued Hot Rocket at closing.

The amount of consideration payable was determined as a result of arm’s length negotiations between Hot Rocket and us.  No prior material relationship existed between Hot Rocket and us or any of our affiliates, any director or officer of our Company, or any associate of any such director or officer.

We funded the cash payment component of the consideration for the acquisition, and expect to make  cash contingent purchase price payments, if at all, from our available working capital.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as an exhibit hereto.

Item 8.01.  Other Events.

On January 27, 2005, we issued a press release announcing the closing of the acquisition of Hot Rocket.  A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

The financial information required by this Item will be filed by amendment to this Current Report on

Form 8-K not later than 71 days after the date the initial Report on Form 8-K announcing the closing of the acquisition must be filed with the commission.

(b)  Pro Forma Financial Information.

The financial information required by this Item will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date the initial Report on Form 8-K announcing the closing of the acquisition must be filed with the commission.

(c)  Exhibits.

Exhibit Number	Description

10.1	Asset Acquisition Agreement dated as of January 21, 2005 among Traffix, Inc., Hot Rocket Acquisition Corp., Hot Rocket Marketing Inc. and Mark Colacioppo

10.2	Registration Rights Agreement dated as of January 21, 2005 between Traffix, Inc., Hot Rocket Marketing Inc. and Mark Colacioppo

99.1	January 27, 2005 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAFFIX, INC.

Dated: January 27, 2005
	By:	/s/ Joshua B. Gillon
Joshua B. Gillon
Executive Vice President

Exhibit Index

Exhibit Number	Description

10.1	Asset Acquisition Agreement dated as of January 21, 2005 among Traffix, Inc., Hot Rocket Acquisition Corp., Hot Rocket Marketing Inc. and Mark Colacioppo

10.2	Registration Rights Agreement dated as of January 21, 2005 between Traffix, Inc., Hot Rocket Marketing Inc. and Mark Colacioppo

99.1	January 27, 2005 Press Release